Filed Pursuant to Rule 433

Registration No. 333-189434

$400,000,000 4.300% Senior Notes due 2045

TERM SHEET

August 18, 2015

Issuer:	The Travelers Companies, Inc.

Title of Securities:	4.300% Senior Notes due 2045

Security Types:	Senior Unsecured Notes

Legal Format:	SEC Registered

Expected Ratings:*	Moody’s: A2 (Stable) / S&P: A (Stable) / Fitch: A (Stable)

Principal Amount:	$400,000,000

Trade Date:	August 18, 2015

Settlement Date (T+5):	August 25, 2015

Interest Payment Dates:	Semi-annually in arrears February 25 and August 25, commencing February 25, 2016

Maturity Date:	August 25, 2045

Public Offering Price:	99.216% of the principal amount

Coupon:	4.300%

Benchmark Treasury:	3.00% due May 15, 2045

Benchmark Treasury Price / Yield:	103-02 / 2.847%

Re-offer Spread to Benchmark Treasury:	+ 150 bps

Yield-to-Maturity:	4.347%

Optional Redemption:

Make Whole Call:	Prior to February 25, 2045 (the date that is six months prior to the maturity date), T + 25 bps

Par Call:	On or after February 25, 2045 (the date that is six months prior to the maturity date)

CUSIP / ISIN:	89417E AK5 / US89417EAK55

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC Goldman, Sachs & Co. HSBC Securities (USA) Inc.

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated BB&T Capital Markets, a division of BB&T Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Credit Suisse Securities (USA) LLC toll-free at (800) 221-1037 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.

*	Note: An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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